Filed pursuant to Rule 433 Registration Statement No. 333-180300-03 August 2, 2012

ETN Performance Report: July 2012

Credit Suisse ETNs seek to deliver access to alternative investment strategies in an exchange-traded format. They are senior, unsecured, unsubordinated debt securities designed to track the return of a specific market index less applicable fees. Each of the ETNs are listed on the NYSE Arca.1

July 2012 Performance2

Year-to-Date Performance2

	Ticker	Annualized Volatility	1Y Total Return Ending July 31, 2012
Credit Suisse Merger Arbitrage Index ETN	CSMA	4.62%	-3.56%
Credit Suisse Merger Arbitrage Index Leveraged ETN	CSMB	9.35%	-7.70%
Credit Suisse Market Neutral Equity ETN[3]	CSMN	6.42%	-3.58%
Credit Suisse Long/Short Equity Index ETN	CSLS	14.67%	-2.38%
Credit Suisse MLP Index ETN	MLPN	20.35%	7.94%
S&P Total Return Index	SPTR	23.39%	9.58%
DJ-UBS Commodity Index	DJUBSTR	17.36%	-11.22%
Barclays Capital Aggregate Index	LBUSTRUU	3.50%	6.97%
Gold Spot Price	GOLDS	21.31%	-0.29%

Correlation Heat Map2

The matrix below depicts the correlation of the daily returns for each ETN, index or spot price, as applicable, over the past 12 months. Lighter colors represent higher correlations while darker colors represent lower correlations.

A correlation coefficient is a measure of how the value of two assets have changed in relation to each other. A correlation coefficient of 1 implies that as the value of one asset changed (either positively or negatively), the value of the other asset changed in the same direction. Alternatively, a correlation coefficient of -1 implies that the values of the assets moved in opposite directions. A correlation coefficient of 0 implies that changes in the value of the assets were random (no correlation).

	CSMA	CSMB	CSLS	CSMN[3]	MLPN	S&P Total Return Index	DJ-UBS Commodity Index	Barclays Capital Aggregate Index	Gold Spot Price
CSMA	1.00	1.00	0.68	0.25	0.55	0.65	0.33	-0.38	-0.04
CSMB	1.00	1.00	0.68	0.25	0.55	0.65	0.33	-0.38	-0.04
CSLS	0.68	0.68	1.00	0.61	0.65	0.94	0.52	-0.53	0.00
CSMN[3]	0.25	0.25	0.61	1.00	0.37	0.58	0.40	-0.40	0.15
MLPN	0.55	0.55	0.65	0.37	1.00	0.64	0.39	-0.25	0.00
S&P Total Return Index	0.65	0.65	0.94	0.58	0.64	1.00	0.48	-0.60	0.02
DJ-UBS Commodity Index	0.33	0.33	0.52	0.40	0.39	0.48	1.00	-0.31	0.48
Barclays Capital Aggregate Index	-0.38	-0.38	-0.53	-0.40	-0.25	-0.60	-0.31	1.00	0.14
Gold Spot Price	-0.04	-0.04	0.00	0.15	0.00	0.02	0.48	0.14	1.00

For More Information:         ETN Desk: 212 538 7333         Email: ETN.Desk@credit-suisse.com         Website: www.credit-suisse.com/etn

1	We have no obligation to maintain any listing on NYSE Arca or any other exchange and we may delist the ETNs at any time.
2	Past performance is not indicative of future results. The ETN total return information set forth herein for each of the ETNs (other than the MLPN ETN) is based on the intraday indicative value of such ETN. The MLPN ETN total return is based on the change in the trading price of the MLPN ETN over the relevant period plus any coupon payments paid to holders of the MLPN ETN during the relevant period. The actual trading prices of the ETNs may vary significantly from their indicative values. Annualized volatility is calculated by annualizing the standard deviation of daily returns over the last twelve months.
3	The returns for CSMN are since inception. The inception date was September 19, 2011.

Sources: Credit Suisse Alternative Capital, Inc., and Bloomberg. All data was obtained from publicly available information, internally developed data and other third-party sources believed to be reliable. Credit Suisse AG has not sought to independently verify information obtained from public and third party sources and makes no representations or warranties as to accuracy, completeness or reliability of such information.

Credit Suisse ETNs are senior, unsecured, unsubordinated debt securities designed to track the return of a specific market index less applicable fees. Each of the ETNs is listed on the NYSE Arca.

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering of the ETNs. Before you invest, you should read the applicable pricing supplement, the Prospectus Supplement dated March 23, 2012, and the Prospectus dated March 23, 2012, to understand fully the terms of the ETNs and other considerations that are important in making a decision about investing in the ETNs. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse, any agent or dealer participating in an offering will arrange to send you the applicable pricing supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

You may access the applicable pricing supplement related to the ETNs discussed herein on our website at www.credit-suisse.com/etn.

You may access the prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the pricing supplement.

Copyright ©2012. Credit Suisse Group and/or its affiliates. All rights reserved.

For More Information
ETN Desk: 212 538 7333	Email: ETN.Desk@credit-suisse.com	Website: www. credit-suisse.com/etn